Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-06

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI COMPLETES ANTICIPATED ACQUISITION OF PREHEAT, INC.

COMPANY ADDS $6 MILLION TO ITS SEISMIC DRILLING BACKLOG

Seismic Drilling Project Expected to Commence During the 4th Quarter of 2006

CARENCRO, LA – FEBRUARY 15, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today it has completed the previously announced acquisition of Preheat, Inc. for $16 million in cash plus the issuance of 900,000 shares of its common stock and $4 million in buyer promissory notes. At closing, Preheat’s excess working capital was greater than the minimum required level of $4.5 million. With 2005 revenue of $21.3 million, Preheat reported unaudited pro forma net income of $1.7 million and unaudited pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) of $6.0 million for the year ended December 31, 2005.

Additionally, OMNI announced today that it has added $6 million of new seismic drilling projects to its existing backlog. The new work will be performed in certain regions of Southwestern Louisiana and is scheduled to commence during the 4th quarter of 2006.

Commenting on the Preheat acquisition and the new seismic drilling projects, James C. Eckert, Chief Executive Officer, said, “The completion of the acquisition of Preheat is a significant milestone for OMNI’s business plan. This acquisition establishes a solid foundation for further strategic growth of our core businesses. As we integrate the Preheat acquisition with our other core businesses, demand for our seismic drilling services remains very strong. In spite of the deferral of several key seismic drilling projects and the cessation of operations for the entire 4th quarter at two of our five environmental dockside facilities, early earnings estimates from our core businesses during the 4th quarter appear to be better than expected.”

“This trend appears to be continuing into 2006 with solid business activity during the beginning of the 1st quarter for all our business segments,” continued Eckert. “Our strong current backlog levels are evidence of this increased demand for our seismic drilling services. Barring any unforeseen weather or permitting delays, these new seismic drilling projects should result in a solid revenue year for this division. This strong demand for our seismic drilling services coupled with the expected continuing solid results from Preheat and our environmental services unit, Trussco, has our management team extremely optimistic. We have worked closely with the Preheat management team to hone our integration process and plan. We believe that today, OMNI represents a multi-dimensional enterprise poised for significant growth in the energy services sector. We are very excited about OMNI’s future for 2006 and beyond,” Eckert concluded.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate the acquisition referenced herein, the timely conversion of backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.